EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 15, 2007, accompanying the consolidated financial statements and schedule (which includes an explanatory paragraph related to the adoption of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment on March 27, 2006), included in the Annual Report of Nathan’s Famous, Inc. and subsidiaries on Form 10-K for the year ended March 25, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of Nathan’s Famous, Inc. on Forms S-8 (Registration Nos. 33-72066, 33-89442, 33-93396, 333-86043, 333-86195, 333-92995, 333-82760 and 333-101355).

GRANT THORNTON LLP

/s/ Grant Thornton LLP

Melville, New York
June 15, 2007